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                                   EXHIBIT 16



[Ernst & Young LLP Letterhead]
                                 August 8, 2001


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 8, 2001, of American Business Financial Services, Inc. and are in agreement with the statements contained in paragraphs 1, 2 and 3 on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.


Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP
Philadelphia, Pennsylvania